EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Product sales	$1,644	$1,186
Royalties	286	232
Contract revenue and other	56	44
Total operating revenues	1,986	1,462

Costs and expenses:
Cost of sales	262	256
Research and development (includes employee stock-based compensation expense under FAS 123R: 2006-$33; 2005-$0)	374	243
Marketing, general and administrative (includes employee stock-based compensation expense under FAS 123R: 2006-$41; 2005-$0)	441	310
Collaboration profit sharing	226	176
Recurring charges related to redemption	26	35
Special items: litigation-related	13	11
Total costs and expenses	1,342	1,031

Operating income	644	431

Other income (expense):
Interest and other income, net(1)	53	18
Interest expense	(19)	(3)
Total other income, net	34	15

Income before taxes	678	446
Income tax provision	257	162
Net income	$421	$284

Earnings per share:
Basic	$0.40	$0.27
Diluted	$0.39	$0.27

Weighted average shares used to compute earnings per share:
Basic	1,054	1,047
Diluted	1,075	1,067

(1)
"Interest and other income, net" includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

Net income in the first quarter of 2006 includes employee stock-based compensation expense of $47 million, net of tax, due to our adoption of Statement of Financial Accounting Standards No. 123(R) (or "FAS 123R") on a modified prospective basis on January 1, 2006. No employee stock-based compensation expense was recognized in GAAP-reported amounts in any prior period. Based on the pro forma application of FAS 123 for the calculation of employee stock-based compensation prior to January 1, 2006 (as previously disclosed in our financial statement footnotes of our Form 10-Q for the quarter ended March 31, 2005), pro forma employee stock-based compensation expense in the first quarter of 2005 was $40 million, net of tax, (or $0.05 per diluted share), and the resulting pro forma GAAP diluted earnings per share was $0.22.

GENENTECH, INC.
CONSOLIDATED BALANCE SHEETS DATA
(In millions)
(Unaudited)

	March 31, 2006	December 31, 2005
Selected financial data:
Cash, cash equivalents and short-term investments	$2,284	$2,365
Accounts receivable - product sales, net	615	554
Accounts receivable - royalties, net	332	297
Accounts receivable - other, net(1)	187	199
Inventories	804	703
Long-term marketable debt and equity securities	1,658	1,449
Property, plant and equipment, net	3,565	3,349
Goodwill	1,315	1,315
Other intangible assets	548	574
Other long-term assets(1)	1,093	1,074
Total assets	12,712	12,147
Total current liabilities	1,750	1,660
Long-term debt(2)	2,103	2,083
Total liabilities	4,818	4,677
Total stockholders’ equity	7,894	7,470

Year-to-date:
Capital expenditures(2)	$253	$1,400

Total depreciation and amortization expense	96	370

(1)	Certain reclassifications have been made at December 31, 2005 to conform to the presentation at March 31, 2006.
(2)
Capital expenditures exclude approximately $27 million at March 31, 2006 and $94 million at December 31, 2005 in capitalized costs related to our accounting for a construction project of which we are considered to be the owner during the construction period. We have recognized related amounts as a construction financing obligation in long-term debt.

GENENTECH, INC.
NET PRODUCT SALES DETAIL
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net U.S. Product Sales
Rituxan	$477	$440
Avastin	398	203
Herceptin	290	130
Tarceva	93	48
Nutropin products	87	90
Xolair	95	65
Thrombolytics	59	50
Pulmozyme	49	44
Raptiva	21	17
Total U.S. product sales	$1,569	$1,087

Net product sales to collaborators	75	99
Total Product Sales	$1,644	$1,186